EXHIBIT 15.1


October 26, 1999


The Board of Directors and Stockholders
Genentech, Inc.

We are aware of the incorporation by reference in the Registration Statements pertaining to the 401k Plan, the 1999 Stock Option/Stock Incentive Plan, the 1996 Stock Option/Stock Incentive Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan in the related prospectuses, as applicable, contained in such Registration Statements of our report dated October 7, 1999 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. which are included in its Form 10-Q for the quarter ended September 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of section 7 or 11 of the Securities Act of 1933.


Very truly yours,




/S/ERNST & YOUNG LLP
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Ernst & Young LLP